Exhibit (m)(5)

SCHEDULE A

TO THE SERVICE CLASS SHARES

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

JUNE 1, 2005

Access Flex High Yield Fund	Access Bear Commodity Fund
Access Flex Bear High Yield Fund	Access Commodity Fund